FIRST CHARTER                           BANK OF UNION
                                           logo



                      FOR IMMEDIATE RELEASE


FROM:     First Charter Corporation     Bank of Union
          22 Union Street, North        201 N. Charlotte Avenue
          concord, NC 28026-0228        Monroe, NC 28112

CONTACT:  Lawrence M. Kimbrough         H. Clark Goodwin
          President and Chief           President and Chief
           Executive Officer             Executive Officer
          (704) 786-3300                (704) 289-9555

DATE:     December 14, 1995

           FIRST CHARTER CORPORATION AND BANK OF UNION
              ANNOUNCE FAVORABLE SHAREHOLDER VOTES
                           FOR MERGER

     First Charter Corporation (FCTR) and Bank of Union jointly announced today that the shareholders of each company have approved the merger transaction between the two companies, at separate meetings held today. The merger transaction, which earlier received applicable regulatory approvals, is expected to close by year end. Actual consummation of the transaction is subject to the expiration of all waiting periods imposed in connection with such regulatory approvals and certain other standard conditions. The resulting entity is anticipated to be the largest community banking company serving the Greater Charlotte Metropolitan Area of North Carolina, with a combined $495 million in assets.

     Bank of Union shareholders will receive 0.75 shares of the common stock of First Charter for each share of Bank of Union common stock in connection with the merger. Following consummation of the merger, Bank of Union will be a separate subsidiary of First Charter Corporation.